EXHIBIT 5

                               ADORNO & YOSS, P.A.

                     350 East Las Olas Boulevard, Suite 1700

                         Fort Lauderdale, Florida 33301

                                                               February 22, 2005

Onstream Media Corporation
1291 SW 29 Avenue
Pompano Beach, Florida 33069

Re:   Registration  Statement  on Form  S-3;  Onstream  Media  Corporation  (the
      "Company")

Ladies and Gentlemen:

      This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration for public sale of 23,091,290 shares of common stock, $.0001 par value ("Common Stock"), including up to 22,325,071 shares of Common Stock (the "Reserved Shares") reserved for issuance upon the exercise of outstanding common stock purchase warrants, shares of the Company's Series A-10 Convertible Preferred Stock, 8% senior secured convertible notes, and shares of common stock which may be issued to pay interest on the 8% senior secured convertible notes or underlying shares of Series A-10 Convertible Preferred Stock which may be issued to pay dividends on the outstanding shares of Series A-10 Convertible Preferred Stock. The Common Stock and the Reserved Shares are hereinafter collectively referred to as the "Registrable Shares".

      In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Registrable Shares and related matters; (c) the Registration Statement and the exhibits thereto; (d) the instruments defining the terms and conditions of the Reserved Shares; and (e) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

      Based upon and subject to the foregoing, we are of the opinion that (1) the currently outstanding shares of Common Stock have been legally issued and are fully paid and non-assessable, and (2) the Reserved Shares, when issued and upon payment of the agreed upon consideration therefore, will be legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use our name under the caption "Legal Matters" in the prospectus comprising part of the Registration Statement.

                                           Sincerely,


                                           /s/ Adorno & Yoss, P.A.
                                           -----------------------
                                           ADORNO & YOSS, P.A.


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